Exhibit 10.1
THE JOHNSON & JOHNSON EXECUTIVE INCOME DEFERRAL PLAN
Amended and Restated Effective January 1, 2010

The Johnson & Johnson Executive Income Deferral Plan (the “Plan”) is intended to permit a select group of executives to defer income which would otherwise be immediately payable to them under various compensation plans of Johnson & Johnson.
The Plan constitutes a plan of unfunded deferred compensation and is intended to comply with the terms of Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations thereunder. With the exception of Appendix A that sets forth the distribution rules for amounts earned and vested under the Plan prior to January 1, 2005, and the earnings thereon, which are exempt from the requirements of Section 409A, this Plan shall be interpreted, operated and administered in accordance with the requirements of Section 409A.
1.    DEFINITIONS.
For purposes of the Plan, the following terms shall have the meanings set forth below:
(a)    “Committee” shall mean the Compensation & Benefits Committee of Board of Directors of the Company (or any successor committee).
(b)    “Company” shall mean Johnson & Johnson, a corporation organized under the laws of New Jersey.
(c)    “Deferred Award” shall mean the annual salary, award under the EIP, or other compensation that a Participant elects to defer under the terms of the Plan.
(d)    “EIP” shall mean the Johnson & Johnson Executive Incentive Plan.
(e)    “Eligible Employee” shall mean a current and active member of the Executive Committee of the Company or such other executive(s) of the Company that the Committee has designated as eligible to participate in the Plan in accordance to Section 3 hereof.
(f)    “Income Deferral Account” shall mean the account maintained for each Participant who has elected a Deferred Award under the Plan. Each Participant's Income Deferral Account shall consist of the following subaccounts:
(i)    The “409A Account,” which shall consist of the Deferred Awards earned and vested after December 31, 2004, and the earnings thereon; and
(ii)    The “Grandfathered Account,” which shall consist of the Deferred Awards earned and vested before January 1, 2005, and the earnings thereon.

(g)    “Participant” shall mean a current or former Eligible Employee who has elected a Deferred Award under the Plan and who has an outstanding balance in his Income Deferral Account.
(h)    “Section 409A” shall mean Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and other official guidance and pronouncements promulgated thereunder.
(i)    “Separation from Service” shall mean a Participant's “separation from service” with the Company as a result of death, retirement, or other termination of employment within the meaning of Section 409A. With respect to a participant who is placed on “long-term disability,” the Company shall determine whether a Separation from Service has occurred based on the facts and circumstances for purposes of establishing the time of payment for the Participant's Income Deferral Account. The Company's determination shall be made initially within 60 days of the date the participant is placed on “long-term disability,” and each anniversary of such date thereafter.
2.    ADMINISTRATION.

The Plan is administered by the Committee. The Committee shall have responsibility for determining which investments will from time to time be available under the Plan and shall review the investment options at least once every three years. The Committee shall make all decisions affecting the timing, price, or amount of any and all of the Deferred Awards of Participants subject to Section 16 of the Securities Exchange Act of 1934, as amended, but may otherwise delegate any of its authority under the Plan.
3.    ELIGIBILITY.
Eligibility to defer income and other amounts under the Plan will be initially limited to members of the Executive Committee of the Company. The Committee may from time to time expand eligibility to defer compensation under the Plan to other executives of the Company. The Committee, however, has the authority to refuse to permit any executive to participate in the Plan or elect to defer payments, if the Committee determines that such participation would jeopardize the Plan's compliance with applicable law or the Plan's status as a top hat plan under ERISA.
4.    DEFERRAL INTO AN INCOME DEFERRAL ACCOUNT.
(a)    An Eligible Employee may elect to defer up to (i) fifty percent (50%) of annual salary, and (ii) one hundred percent (100%) of cash and/or stock awards under the EIP. Amounts so deferred are known as "Deferred Awards" and will be directed to an "Income Deferral Account" (as described below).
(b)    Unless otherwise specified by the Committee in accordance with the requirements of Section 409A, an Eligible Employee may elect to defer (i) annual salary or any portion of an award under the EIP that does not qualify as “performance-based compensation” within the meaning of Section 409A, before the commencement of the fiscal year with respect to which such compensation is earned; and (ii) any portion of an award under the EIP that does qualify as “performance-based compensation” under Section 409A, no later than six (6) months before the end of the performance period in which such award is earned.
(c)    Any election to defer pursuant to this Section 4 shall be effective only when timely received by Equity Compensation Resources on the form utilized for such purpose.
(d)    An Eligible Employee shall designate, in multiples of 1% of the Deferred Award, the portion to be allocated to each investment option available under the Plan. An Eligible Employee may change the investment options for Deferred Awards not yet credited to his or her Income Deferral Account not more than once each month, such change to be effective as of the first day of the month following the month in which the Eligible Employee's request to change such allocation is received by Equity Compensation Resources.
(e)    An Income Deferral Account shall be established for each Eligible Employee who elects a Deferred Award under the Plan, and all Deferred Awards shall be held in such Income Deferral Account regardless of the form of compensation or plan under which they were earned. Each Income Deferral Account shall consist of the following two (2) subaccounts:
(i)    The 409A Account, which shall be credited with a Participant's Deferred Awards earned and vested (within the meaning of Section 409A) after December 31, 2004, and the earnings thereon; and
(ii)    The Grandfathered Account, which shall consist of any Deferred Awards that were earned and vested (within the meaning of Section 409A) before January 1, 2005, and the earnings thereon.
5.    INVESTMENT OF INCOME DEFERRAL ACCOUNTS.
(a)    Prior to a Participant's Separation from Service, a Participant may elect to invest amounts credited to his Income Deferral Account utilizing the investment options set forth below. Unless otherwise specified herein, amounts to be deferred in any month (including any stock award) will be valued and credited to a Participant's Income Deferral Account effective as of the last day of each month.
(b)     Common Stock Equivalent Units. All amounts elected to be deferred under this investment option shall be converted into equivalent units of the Company's Common Stock ("Common Stock") as if the compensation deferred had been invested in Common Stock ("Common Stock Equivalent Units").
(i)    For all Deferred Awards (except for stock awards under the Company's EIP), the number of Common Stock Equivalent Units shall be determined by dividing the amount of compensation to be deferred by the average of the high and low prices of the Common Stock as traded on the New York Stock Exchange on the trading day immediately preceding the last trading day of each month, as reported by

Bloomberg (or another financial reporting service selected by the Company in its sole discretion). The Company shall credit the Participant's Income Deferral Account, effective as of the last trading day of each such month, with the number of full and partial shares of the Company's Common Stock so determined.
(ii)    For all Deferred Awards representing stock awards under the EIP, the number of Common Stock Equivalent Units shall be determined by dividing the amount of compensation which would otherwise be issued as stock awards by the average of the high and low prices of the Common Stock as traded on the New York Stock Exchange on the trading day when the Compensation Committee of the Board of Directors approves such stock award under the EIP, as reported by Bloomberg (or another financial reporting service selected by the Company in its sole discretion). The Company shall credit the Participant's Income Deferral Account, effective as of such date, with the number of full and partial shares of the Company's Common Stock so determined.
(iii)    Notwithstanding the foregoing, at no time shall any shares of the Company's Common Stock actually be purchased or earmarked for such Income Deferral Account. No Participant shall have any of the rights of a shareowner with respect to any Common Stock Equivalent Units credited to his or her Income Deferral Account. The number of Common Stock Equivalent Units included in a Participant's Income Deferral Account shall be adjusted to reflect payment of dividends and increases or decreases in market value which would have resulted had funds equal to such deferred amount actually been invested in Common Stock.
(iv)    The value of the Company's Common Stock for purposes of investment redesignation (as described in Section 6) shall be the average of the high and low prices of the Company's Common Stock as traded on the New York Stock Exchange on the trading day immediately preceding the last trading day of the month in which the Participant's redesignation request is received by Equity Compensation Resources, as reported and determined above, and shall be effective as of the last trading day of such month.
(v)    Distributions in cash of the value of equivalent shares of the Company's Common Stock will be valued at the average of the high and low prices of the Company's Common Stock as traded on the New York Stock Exchange on the last trading date preceding the last day of the month, as reported and determined above.
(vi)    In the event of a reorganization, stock split, stock dividend, combination of shares, merger, consolidation, rights offering or any other change in the corporate structure or shares of the Company, the Committee shall make such adjustment, if any, as it may deem appropriate in the number and kind of shares of the Company's Common Stock credited to Participants' Income Deferral Accounts.
(c)     Savings Plan Funds. In addition to the Balanced Fund, effective as of January 1, 2010, all of the investment options under the Johnson & Johnson Savings Plan (other than the Johnson & Johnson Common Stock Fund and the J&J Stock Contribution Fund) shall be available investment options under the Plan. As of January 1, 2010, the Savings Plan Funds are as follows:
U.S. Government Securities Fund;
Fixed Interest Fund;
Intermediate Bond Fund;
Balanced Fund;
Russell 3000 Fund;
Diversified Equity Fund;
International Equity Fund; and
U.S. Small Cap Fund.
Unless otherwise specifically provided for by the Committee, the Savings Plan Funds under this Plan shall be updated at the same time and in the same manner that changes are made to the investment options under the Johnson & Johnson Savings Plan. All amounts elected to be deferred under this option shall be deemed to be invested in and credited with the investment rate of return earned under the applicable investment option under the Johnson & Johnson Savings Plan or any successor thereto. However, no shares of any investment option under the

Johnson & Johnson Savings Plan shall be purchased or earmarked for a Participant's Income Deferral Account. The value of any portion of a Participant's Income Deferral Account that is invested in a Savings Plan Fund shall be determined at the each month based on the rate of return for that month as determined and reported by the trustee and/or the administrator of the Johnson & Johnson Savings Plan.
(d)     One Year Treasury Bill Rate. All amounts elected to be deferred under this option shall be deemed to be invested in an interest bearing account which bears interest at the One Year Treasury Bill Rate, compounded monthly. For purposes of the Plan, the One Year Treasury Bill Rate shall be the interest rate for One Year Treasury Bills on the last trading day of the preceding calendar year, as provided by such financial reporting service as shall be selected by the Company in its sole discretion. Such rate shall be adjusted annually. No Treasury Bills will be actually purchased or earmarked for a Participant's Income Deferral Account.
6.     REDESIGNATION OF INVESTMENT OPTIONS WITHIN AN INCOME DEFERRAL ACCOUNT.
Prior to his Separation from Service, a Participant may redesignate amounts previously credited to his Income Deferral Account among the investment options available under the Plan. Participants who wish to redesignate out of a particular investment option may not at the same time redesignate into the same investment option. No redesignation of investments may take place during the thirty (30) days prior to a scheduled distribution under the Plan. The following additional rules shall apply with respect to the redesignation of any such previously credited amounts:
(a)     Permitted Frequency -- Redesignation by a Participant may be made not more than once during any calendar month.
(b)     Amount and Extent of Redesignation -- Redesignation for any Participant must be in 1% multiples of the investment option from which redesignation is being made.
(c)     Timing -- Redesignation shall take place effective as of the first day of the month following the month in which a Participant's written redesignation is received by Equity Compensation Resources. The value of the Company's Common Stock for purposes of investment redesignation shall be the average of the high and low trading price of the Common Stock on the New York Stock Exchange, as reported and determined above, for the trading day immediately preceding the last trading day of such prior month.
(d)     Special rules for Redesignation Into or Out of Common Stock Equivalent Units previously credited to an Income Deferral Account:
(i)     Material, Nonpublic Information--The Committee in its sole discretion and with advice of counsel at any time may rescind a redesignation into or out of Common Stock Equivalent Units if such redesignation was made by a Participant who, (A) at the time of the redesignation was in the possession of material, nonpublic information with respect to the Company; and (B) in the Committee's estimation benefited from such information in the timing of his redesignation. The Committee's determination shall be final and binding. In the event of such rescission, the Participant's Income Deferral Account shall be returned to a status as though such redesignation had not occurred. Notwithstanding the above, the Committee shall not rescind a redesignation if the facts were reviewed by the Participant with the General Counsel of the Company or a designee prior to the redesignation and if the General Counsel or designee had concluded that such Participant was not in possession of material, nonpublic information.
(ii)    A Participant subject to Section 16(b) of the Securities Exchange Act of 1934 may redesignate his or her Income Deferral Account into or out of Common Stock Equivalent Units only during the applicable "window period" with respect to the release of any quarterly or annual statements of sales and earnings by the Company.
(iii)    No redesignation of amounts in an Income Deferral Account shall be made into or out of Common Stock Equivalent Units within six (6) months of a discretionary "opposite way transaction" into or out of Common Stock held by the Participant in the Johnson & Johnson Savings Plan.
7.     DISTRIBUTION OF INCOME DEFERRAL ACCOUNTS.
(a)    Except as provided in Sections 7(b) and 7(c), below, upon the occurrence of a Participant's Separation from Service, the total value of a Participant's Income Deferral Account shall be paid out in cash in a single lump sum as soon as practicable after the later of:

(i)     the expiration of the six-month (6-month) period specified in Section 409A(a)(2)(B)(i) of the Internal Revenue Code of 1986, as amended, and the regulations thereunder; and
(ii)     January 15 of the year immediately following the year of the Participant's Separation from Service.
The Participant shall have no influence on any determination as to the tax year in which the payment is made.
(b)    Upon a Participant's death, the total value of a Participant's Income Deferral Account shall be paid out as soon as practicable in cash in a single lump sum to the Participant's designated beneficiary or estate, provided that if the Participant was a “named executive officer” for purposes of the Company's proxy statement in the year of his death, the Participant's Income Deferral Account shall be paid on or about January 15 of the year immediately following the year of the Participant's death.
(c)    If a Participant has made a valid post-retirement deferral election with respect to his Grandfathered Account in accordance with Appendix A, hereof, upon the Participant's Separation from Service the Participant's 409A Account shall be distributed in accordance with this Section 7, and the Participant's Grandfathered Account shall be distributed in accordance with his post-retirement deferral election under Appendix A.
(d)    Upon a Participant's Separation from Service, the value of a Participant's Income Deferral Account shall be determined as of the last day of the month in which the Separation from Service occurs. For this purpose, the cash value of the portion of the Participant's Income Deferral Account that is invested in Common Stock Equivalent Units will be based on the average of the high and low trading prices of the Common Stock on the New York Stock Exchange, as reported and determined above, for the trading day immediately preceding the last trading day of the month in which the Separation from Service occurs. The cash value of the portion of a Participant's Income Deferral Account that is invested in a Savings Plan Fund shall be based on the rate of return for the applicable investment option under the Johnson & Johnson Savings Plan for the month in which the Separation from Service occurs.
(e)    During the period from the first day of the month immediately following the Participant's Separation from Service until the Participant's Income Deferral Account is distributed in accordance with Section 7(a) or 7(b), the unpaid balance of the Participant's Income Deferral Account shall be invested in the One Year Treasury Bill Rate option described in Section 6(d), above.
8.    DEDUCTIONS FROM DISTRIBUTIONS.
The Company will deduct from each distribution amounts required to be withheld for income, Social Security, and other tax purposes. Such withholding will be done on a pro rata basis per investment. The Company may also deduct any amounts the Participant owes the Company for any reason.
9.    BENEFICIARY DESIGNATIONS.
A Participant may designate one or more beneficiaries to receive the value of his Income Deferral Account upon death. Should a beneficiary predecease the Participant, or should a beneficiary not be named, the amount designated for such beneficiary or the Participant's balance, as the case may be, will be distributed to the Participant's estate. Beneficiary designations may be made or revised at any time by submitting a Beneficiary Designation Form to Equity Compensation Resources.
10.    AMENDMENTS, TERMINATION, & GOVERNING LAW.
(a)    The Committee may amend the Plan at any time. However, such amendment shall not without the consent of a Participant, materially adversely affect any right or obligation with respect to any Deferred Award made theretofore.
(b)    The Company may terminate the Plan at any time. However, such amendment shall not without the consent of a Participant, materially adversely affect any right or obligation with respect to any Deferred Award made theretofore. Upon termination of the Plan pursuant to this Section 10 with respect to all Participants and the termination of all other arrangements sponsored by the Company that would be aggregated with the Plan under Section 409A, the Company shall have the right, in its sole discretion, and notwithstanding any elections made by a Participant, to pay to each Participant the value of his Income Deferral Account in a lump sum to the extent permitted under Section 409A. All payments made under this Section 10 upon termination of the Plan shall be made no earlier than the thirteenth (13th) month and no later than the twenty-fourth (24th) month after the termination of the Plan. The Company may not accelerate payments pursuant to this Section 10 if the termination of the Plan is proximate to a downturn in the Company's financial health. If the Company exercises its discretion to accelerate payments under this Section 10, the Company shall not adopt any new arrangement that would have been aggregated with the Plan under Section 409A within three (3) years following the date of the Plan's termination.
(c)    All questions pertaining to the construction, interpretation, regulation, validity, and effect of the provisions of the Plan shall be determined in accordance with the laws of the State of New Jersey without giving effect to conflict of law principles, except to the extent superseded by federal law.
11.    MISCELLANEOUS.
(a)    The Company does not fund the obligations created by an Eligible Employee's participation in the Plan. Rather, the Company makes an unsecured promise to pay these obligations out of general corporate assets. This applies to obligations for both active and retired Participants.
(b)    In the first quarter of each calendar year, statements will be sent to all Participants. The statement will also include previously made deferral elections and beneficiary designations. The report for retirees will provide the deferred payout balance plus interest, as well as the deferred and/or installment election and beneficiary designations.
(c)    The Plan shall be administered by the Equity Compensation Resources Department at the Corporate Headquarters of Company. Questions in regard to the administration of the Plan should be addressed to it.
(d)    Except as otherwise indicated by the context, any masculine term used herein shall also include the feminine, any feminine term used herein shall include the masculine, and the plural shall include the singular, and the singular shall include the plural.

APPENDIX A

THE JOHNSON & JOHNSON EXECUTIVE INCOME DEFERRAL PLAN

This Appendix A is intended to preserve the rights of a Participant with respect to his Grandfathered Account under the Plan and reflects the provisions of the Plan in effect on October 3, 2004. This Appendix A shall apply solely with respect to a Participant's Grandfathered Account and shall in no event apply to any portion of a Participant's 409A Account.

A-1.    POST RETIREMENT DEFERRALS.
(a)    Unless otherwise specifically provided in this Appendix A, the payment of any amounts from a Participant's Grandfathered Account shall be subject to the provisions of Section 7 of the Plan, as set forth above.
(b)    At the further election of each Participant, to be made as provided for below, the payment of a Participant's Grandfathered Account otherwise due to a Participant who retires from active service under the Company's pension plan may be further deferred and paid in either a single lump sum or in installments. A lump sum payment may be deferred for up to ten (10) taxable years following the Participant's retirement date. If installment payments are elected, the first installment payment may be made immediately upon retirement or be deferred for up to ten (10) taxable years. Installment payments will be made annually (in the manner described below) and in approximately equal installment amounts (i.e., the value of the balance of the Participant's Grandfathered Account, plus accrued interest, divided by the number of remaining installments). The minimum number of annual installments is two (2) and the maximum number is fifteen (15). A Participant may elect to defer up to 100% of the value of his total Grandfathered Account at retirement; or, any percentage increment less than that.
(c)    The following additional rules shall apply with respect to all payments of a Participant's Grandfathered Account:

(i)    Immediate Lump Sum Payment - If a Participant does not have a valid deferral election with respect to his Grandfathered Account filed with Equity Compensation Resources as of the Participant's retirement date, the Participant's shall receive the full value of his Grandfathered Account in accordance with the provisions of Section 7 of the Plan, as set forth above.
(ii)    Deferred Lump Sum Payment - The Participant will receive the full value of his Grandfathered Account, plus any accrued interest, on or about January 15 of the year he or she elects to receive payment in.
(iii)    Immediate Commencement of Installments - The Participant will receive the first installment in the calendar month of his retirement effective date. All subsequent installments, plus any accrued interest, will be paid on or about January 15 of each year.
(iv)    Deferred Commencement of Installments - The Participant will receive the first and all subsequent installments, plus any accrued interest, on or about January 15 of each year.
(d)    Notwithstanding any other provision of this Appendix A, if a Participant is in any fiscal year a "named executive officer" for proxy statement reporting purposes by reason of his being the chief executive officer of the Company or one of the four highest compensated officers (other than the chief executive officer), any payment from the Participant's Grandfathered Account pursuant to a deferral or installment election under this Appendix A that is otherwise due to be made in such year shall be postponed to a date which is on or about the 15th day of January of the following fiscal year; provided, however, that all such funds in such Grandfathered Account shall be deemed to be invested at the One Year Treasury Bill Rate, as described in Section 5, above, as of the date of his retirement until payment is made.
(e)    With respect to any amounts which are deferred and/or paid in installments pursuant to a Participant's election under this Appendix A, interest shall be paid by the Company from the effective date of retirement to the date of any such payment. The interest rate for all deferred and/or installment payments to a Participant shall be fixed at the date of retirement and shall be the rate (rounded to 1 decimal place) offered, as reported by such financial reporting service as the Company in its sole discretion shall select, on the effective retirement date, on a United States Treasury Instrument for the period comparable to the length of the period of the deferral and/or installment payments. The interest shall be compounded semi-annually on the last calendar day of June and December of each year. If more than one instrument is quoted, the average of such rates shall be utilized. By way of example, if an election is made to receive installments over eight (8) years, the comparable eight (8) year U.S. Treasury Rate shall be utilized; if an election is made to defer the commencement of installments for two (2) years with installments paid out over ten (10) years, the comparable twelve (12) year U.S. Treasury Rate shall be utilized. Once established, the interest rate shall remain fixed for the period of the deferral and/or installments.
(f)    In the event of death of a Participant following retirement, the Company will make payment in full of the balance of his Grandfathered Account, plus any accrued interest, as soon as administratively practical in a single lump sum payment to the designated beneficiary, subject to the provisions of Section A-1(d), above.
(g)    In the event no deferral or installment election is made under this Appendix A, the total amount of the Participant's Grandfathered Account will be paid in accordance with the provisions of Section 7 of the Plan, as set forth above, and the Participant's retirement effective date shall be his Separation from Service date.
(h)    An election by a Participant to defer payment or elect installments of all or a part of his Grandfathered Account beyond his retirement effective date must be made a minimum of twelve (12) months prior to the date of such retirement date. Any such election may be revised or revoked up to twelve (12) months prior to such retirement date. For the twelve-month (12-month) period prior to such retirement date, any election is irrevocable and thus may not be revoked or otherwise revised.
(i)    An election to defer payment and/or be paid in installments with respect to a Participant's Grandfathered Account as provided in this Appendix A shall be effective only with respect to a Participant who retires from active service under the Company's pension plan and only if such election was timely received by Equity Compensation Resources on the form utilized for such purpose. Any election under this Appendix A to the Plan that is either (i) made by a Participant who terminates employment with the Company before he is eligible to retire from active service under the Company's pension plan or (ii) made after the required deadline shall be disregarded.